As filed with the Securities and Exchange Commission on May 15, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALLISON TRANSMISSION HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-0414014
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Allison Way

Indianapolis, IN 46222

(317) 242-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

ALLISON TRANSMISSION HOLDINGS, INC. 2015 EQUITY INCENTIVE AWARD PLAN

(Full title of plan)

Eric C. Scroggins

Vice President — General Counsel and Secretary

Allison Transmission Holdings, Inc.

One Allison Way

Indianapolis, IN 46222

(317) 242-5000

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rachel W. Sheridan, Esq.

Jason M. Licht, Esq.

Latham & Watkins LLP

555 11th Street NW

Washington, DC 20004

(202) 637-2200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (2)(3)(4)
Common Stock, $0.01 par value per share, to be issued under the Allison Transmission Holdings, Inc. 2015 Equity Incentive Award Plan	15,359,157	$31.27	$480,280,839	$55,808.64

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under Allison Transmission Holdings, Inc. 2015 Equity Incentive Award Plan (the “2015 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of common stock.
(2)	As described in the Explanatory Note in this Registration Statement, the number of shares of common stock, par value $0.01 per share, of Allison Transmission Holdings, Inc. (the “Common Stock”) registered hereby consists of (a) 2,600,000 shares being registered for the first time pursuant to approval of the 2015 Plan, plus (b) 12,759,157 shares (the “Carryover Shares”) that were previously registered pursuant to a Registration Statement on Form S-8 (File No. 333-180285), filed with the Securities and Exchange Commission on March 22, 2012 (the “Prior Registration Statement”) for offer or sale pursuant to the Allison Transmission Holdings, Inc. 2011 Equity Incentive Award Plan (the “2011 Plan”) and are not subject to outstanding awards. Note that the total amount of Carryover Shares includes 242,828 shares added to the 2011 Plan from forfeited awards under the Equity Incentive Plan of Allison Transmission Holdings, Inc. (the “2007 Plan” and together with the 2011 Plan, the “Prior Plans”). A post-effective amendment to the Prior Registration Statement to deregister the Carryover Shares is being filed contemporaneously with the filing of this Registration Statement, and the portion of the registration fee previously paid with respect to the Carryover Shares is hereby being carried forward.
(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act. The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices for the common stock as reported on the New York Stock Exchange on May 13, 2015.
(4)	Under the Prior Registration Statement, the Registrant previously paid a registration fee of $65,844.68 to register 15,302,998 shares of common stock for issuance under the 2011 Plan and 14,864,059 shares of common stock for issuance under the 2007 Plan. Of the $22,825.84 of the registration fee relating to shares of common stock for issuance under the 2007 Plan, $373 is being carried forward with respect to the remaining 242,828 shares, and of the $43,018.84 of the registration fee relating to shares of common stock for issuance under the 2011 Plan, $35,185 is being carried forward with respect to the remaining 12,516,329 shares for a total of $35,558 being carried forward.

Proposed sales to take place as soon after the effective date of this Registration Statement as awards granted under the above-named plans are granted, exercised, distributed and/or vested.

EXPLANATORY NOTE

On March 26, 2015, the Board of Directors of Allison Transmission Holdings, Inc. (the “Company” or “Registrant”) adopted the 2015 Plan, and on May 14, 2015, stockholders voted to approve the 2015 Plan, which, among other things, authorized the issuance of a total of 15,359,157 shares of Common Stock consisting of 2,600,000 shares being registered for the first time pursuant to the 2015 Plan and 12,759,157 Carryover Shares that were previously registered for offer or sale pursuant to the 2011 Plan and are not subject to outstanding awards under the Prior Plans. This Registration Statement on Form S-8 is being filed in order to register the 15,359,157 shares of Common Stock which may be offered or sold to participants under the 2015 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement.*

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.*

*	The documents containing the information specified in this Part I will be sent or given to participants in the 2015 Plan as specified by Rule 428(b)(1) under the Securities Act. In accordance with Rule 428 of the Securities Act and the requirements of Part I of Form S-8, such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates the following documents in this Registration Statement by reference:

(1)	The Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed by the Registrant on February 20, 2015;

(2)	The Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 filed by the Registrant on April 28, 2015;

(3)	The Current Reports on Form 8-K or Amendments to Current Reports on Form 8-K/A filed by the Registrant on February 20, 2015, March 18, 2015, April 1, 2015, April 7, 2015, April 15, 2015, May 14, 2015 and May 15, 2015; and

(4)	The description of the Registrant’s common stock contained in its Registration Statement on Form 8-A filed on March 12, 2012 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities covered hereby then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents, except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Our amended and restated certificate of incorporation provides that our directors will not be personally liable to the Company or its stockholders for monetary damages resulting from breach of their fiduciary duties. However, nothing contained in such provision will eliminate or limit the liability of directors (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.

Our amended and restated bylaws provide for indemnification of the officers and directors to the full extent permitted by applicable law.

In addition, we have entered into agreements to indemnify our directors and executive officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index attached hereto.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement,

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on May 15, 2015.

Allison Transmission Holdings, Inc.

By:	/s/ Lawrence E. Dewey
Lawrence E. Dewey
Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints David Graziosi and Eric Scroggins, or either of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to file and sign any and all amendments, including post-effective amendments and any registration statement for the same offering that is to be effective under Rule 462 of the Securities Act, to this registration statement, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Lawrence E. Dewey	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	May 15, 2015
Lawrence E. Dewey

/s/ David S. Graziosi	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 15, 2015
David S. Graziosi

/s/ David Denison	Director	May 15, 2015
David Denison

/s/ David Everitt	Director	May 15, 2015
David Everitt

/s/ Gregory S. Ledford	Director	May 15, 2015
Gregory S. Ledford

/s/ Thomas W. Rabaut	Director	May 15, 2015
Thomas W. Rabaut

/s/ Francis Raborn	Director	May 15, 2015
Francis Raborn

/s/ Richard V. Reynolds	Director	May 15, 2015
Richard V. Reynolds

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Allison Transmission Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 filed on April 26, 2012).

4.2	Amended and Restated Bylaws of Allison Transmission Holdings, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 filed on April 26, 2012).

4.3	Allison Transmission Holdings, Inc. 2015 Equity Incentive Award Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed April 2, 2015).

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

24.1	Power of Attorney (included in the signature page to this Registration Statement).